Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

April 15, 2005

GenTek Inc.

90 East Halsey Road

Parsippany, New Jersey 07054

Re:	GenTek Inc. Registration Statement on Form S-3 (File No. 333-112578)

Ladies and Gentlemen:

We have acted as special counsel to GenTek Inc., a Delaware corporation (the “Company”), in connection with the sale by certain stockholders of the Company named in the Registration Statement (as defined below) (the “Selling Stockholders”) of up to 3,219,731 shares of the Company’s common stock, no par value per share (the “Common Stock”), which are currently issued and outstanding (the “Outstanding Shares”) and up to 16,226 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the Company’s Tranche B warrants and Tranche C warrants (collectively, the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Company’s Registration Statement on Form S-1 (File No. 333-112578 ) as filed with the Securities and Exchange Commission (the “Commission”) on February 6, 2004 under the Act, Amendment No. 1 to the Registration Statement on Form S-1 filed on Form S-3, as filed with the Commission on April 30, 2004, Amendment No. 2 to the Registration Statement on Form S-3, as filed with the Commission on September 14, 2004 and Amendment No. 3 to the Registration Statement on Form S-3 to be filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (ii) a specimen certificate evidencing the Common Stock; (iii) the Second Amended and Restated Certificate of Incorporation of the Company, as currently in effect and certified by the Secretary of State of the State of Delaware; (iv) the By-Laws of the Company, as currently in effect and certified by Matthew M. Walsh, the Vice President and Chief Financial Officer of the Company; (v) certain resolutions of the Board of Directors of the Company adopted on October 31, 2003 relating to the issuance and sale of the Outstanding Shares and Warrants; (vi) the order of the United States Bankruptcy Court for the District of Delaware confirming the Joint Plan of Reorganization under Chapter 11, Title 11, United States Code, as modified (the “Plan”) of the Company and certain of its subsidiaries, dated October 7, 2003; (vii) the Plan and the exhibits and schedules thereto; (viii) a certificate of Matthew M. Walsh, Vice President and Chief Financial Officer of the Company, dated the date hereof; (ix) executed copies of the Tranche B Warrant Agreement, dated November 10, 2003, between the Company and Wells Fargo Bank Minnesota, N.A., as warrant agent (the “Warrant Agent”) and the Tranche C Warrant Agreement, dated November 10, 2003, between the Company and the Warrant Agent (together, the “Warrant Agreements”); and (x) specimen certificates evidencing the Warrants.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect on such parties. In rendering to opinions set forth below, we have assumed that the certificates evidencing the Outstanding Shares and the certificates evidencing the Common Stock issuable upon exercise of the Warrants, upon their original issuance, conformed, or will conform, as applicable, to the specimen certificate examined by us and have been, or will be, as applicable, duly registered by the transfer agent and registrar for the Company’s Common Stock.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.        The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.        The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the applicable Warrant Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP